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                                                                       CONTACT:
                                                               Craig K. Collins
                                                             DAOU Systems, Inc.
                                                                 (619) 646-2857
                                                         CRAIG.COLLINS@DAOU.COM
                                                                   WWW.DAOU.COM




                   DAOU SYSTEMS MERGES WITH INTEGREX SYSTEMS CORP.

    SAN DIEGO, July 9, 1997 -- DAOU Systems, Inc. (Nasdaq: DAOU) announced today that it had entered into a merger agreement with INTEGREX Systems Corp., an Alexandria, Va.-based healthcare network technology and telecommunications firm.

    Under the terms of the agreement, DAOU will issue 700,000 new shares of common stock. The equity value of the acquisition is approximately $11.4 million, based on the exchange terms and will be accounted for as a pooling of interests. Completion of the merger is anticipated within two days, after which INTEGREX will become a wholly owned subsidiary of DAOU.

    As a result of the transaction, DAOU will bolster its presence in the East, complementing its West Coast headquarters. The company will gain expertise and core competency in voice and video networks, which are proving to be important new technologies for healthcare organizations. DAOU will broaden its line of services to feature a full offering of voice, video and data networking, including network design, implementation, management, and desktop operations. And with INTEGREX's primarily healthcare focus, DAOU will strengthen its position in the vertical healthcare market.

    "We view this as an outstanding opportunity for our clients," said Daniel Daou, President of DAOU Systems. "There is significant synergy between the two companies. Our organizations are very much alike in technical expertise, healthcare market focus, and core services. However, we're also different in that DAOU provides primarily data networks, while INTEGREX specializes in voice and video networks. We believe that the healthcare market is positioned to begin adopting asynchronous transfer mode technology, and we intend to be there to offer a full complement of voice, video and data services. On a financial note, apart from transaction costs, we believe the merger will be accretive to our earnings per share by the third quarter of 1997."

    Kirby Farrell, President and Chief Executive Officer of INTEGREX Systems Corp., said,

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"This merger is an outstanding opportunity for our firm. Over the past 10 years,
DAOU has established itself as a healthcare networking leader, and together we solidify that position. In addition, DAOU will be positioned to meet the demand within healthcare to transmit voice, video and data across the network."

    Following the merger, Farrell will serve as Vice President in charge of DAOU's Telecommunications Consulting Services group. No layoffs are expected as the result of the transaction.

    The combined company will operate six regional offices from its San Diego headquarters, employ a staff of over 200 and will have provided services to more than 400 healthcare organizations throughout the U.S.

    INTEGREX Systems Corp. provides advanced network design, integration and consulting support services to leading healthcare organizations. The firm has annualized revenues of $6 million (based on the financial performance from the first five months of 1997). Clients include Saint Barnabas Health System, Medlantic Healthcare, Inc., University of Pennsylvania Health System, and Helix Health System.

    Founded in 1987, San Diego-based DAOU Systems, Inc. designs, implements, and manages computer networks and desktop operations for the healthcare industry. The company also offers outsourcing, Internet, and network monitoring solutions. DAOU's clients include such organizations as Centura Health, Lutheran Healthcare Systems, Mercy Health Services, Harris Methodist Health System, and Catholic Medical Center of Brooklyn and Queens.

    Statements in this press release concerning DAOU Systems' and INTEGREX's separate or combined business outlook or future economic performances, revenues, or other financial items, anticipated synergies and product or service line growth, together with other statements that are not historical facts, are forward-looking statements. Any such statements are only predictions, reflecting the best judgment of DAOU Systems and INTEGREX Systems based upon currently available information and involve numerous risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such factors include the company and industry risks described in DAOU's SEC filings and the risks associated with acquisitions generally, including difficulties in the assimilation of the operations and personnel of an acquired business, the diversion of management's attention from other business concerns, risks of entering markets in which DAOU


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has limited direct prior experience, and the potential loss of key employees of an acquired business. The forward-looking statements contained in this press release or in other public statements of DAOU Systems and INTEGREX should be considered in light of those factors.























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